Exhibit 99.1

Sovran Self Storage Reports First Quarter Results; Announces Planned Dividend Reduction

BUFFALO, N.Y.--(BUSINESS WIRE)--May 6, 2009--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2009.

Net income available to common shareholders for the first quarter of 2009 was $7.6 million or $.35 per diluted share. Net income available to common shareholders for the same period in 2008 was $9.0 million or $.41 per diluted share. Funds from operations for the quarter were $.74 per fully diluted common share. Higher interest expense associated with the Company’s recent long-term financing and increased customer move-in incentives were the primary factors leading to the lower earnings for 2009’s first quarter compared to 2008’s.

Kenneth F. Myszka, the Company’s President and Chief Operating Officer, said: “The overall economic climate has had an impact on our operating performance, but our scale and management systems put us in good stead to weather this downturn. We’ve made great strides this quarter getting ready for what is shaping up to be a busy rental season - our web site is newly revamped, our marketing programs are in place, and we’ve unleashed our call center operators and store managers to make deals to win customers.”

The Company also plans to reduce its regular quarterly dividend by approximately 30% (from $0.64 to $0.45 per share) commencing with 2009’s second quarter payment. David Rogers, the Company’s Chief Financial Officer, stated: “Given the current economic outlook and its impact on our business, the reduced distributions will preserve liquidity and provide additional flexibility. Despite the fact that we have a solid balance sheet, we continue to place a high priority on capital preservation and believe such prudence is in the Company’s long term best interest.”

OPERATIONS:

Total Company net operating income for the first quarter declined 0.4% ($120,000) compared with the same quarter in 2008 to $31.0 million. Overall average occupancy for the quarter was 79.3% and average rent per square foot for the portfolio was $10.57.

Revenues at the 357 stores owned and/or managed for the entire quarter in both years decreased 1.4% over the first quarter of 2008, the result of a slight increase in effective rental rates offset by a 150 basis point drop in average occupancy. The Company continues to make extensive use of move-in incentives; during the quarter, over $2.7 million in “first month free” incentives were granted; almost 75% more than those of last winter.

Property taxes increased by 8.3% over last year’s first quarter while all other operating costs declined by a total of 3.0%. Of these, utility costs increased 5.5% and advertising almost 20%, but most other operating costs decreased.

General and administrative expenses rose $262,000 over the same period in 2008, primarily due to increased expenses associated with operating the Joint Venture.

During the quarter, strong revenue growth was shown at the Company’s New York, Louisiana, and Texas stores. Stores in Florida, Georgia, and New England experienced slower than expected growth.

PROPERTIES:

The Company did not acquire any properties during the quarter for its own portfolio or that of the Joint Venture’s.

As previously announced, the Company has severely curtailed its program of expanding and enhancing its existing stores. Three projects were started in 2008 and completed during the quarter at a cost of $5 million. Most improvements will be postponed indefinitely, except for about $8 million of projects already underway.

CAPITAL TRANSACTIONS:

As previously reported in June of 2008, the Company refinanced its near term maturities and repaid its line of credit with the proceeds of a $250 million four year term note. The Company then entered into a group of interest rate swaps, effectively setting the interest rate on the note at 5.97% through 2012.

Simultaneously with the term note agreement, the Company entered into a new, three year Line of Credit agreement, which provides $125 million of unsecured financing at a rate of LIBOR plus 1.375%. The facility is expandable, at the Company’s option, to $175 million and can be extended for one additional year. At March 31, 2009, $23 million had been drawn on the Line.

The Company’s line of credit and term notes require it to meet certain financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. One such covenant limits total consolidated liabilities to 55% of gross asset value; at March 31st this ratio was 55.4%. The Company expects to receive a waiver from its lenders, and is in the process of negotiating an amendment to the unsecured line of credit and term note agreements. As of April 30, 2009, the Company believes it is again in compliance with the original covenant provision.

During the quarter, the Company issued 56,071 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $1.3 million was received and was used to fund capital improvements.

YEAR 2009 EARNINGS GUIDANCE:

The Company is anticipating reduced consumer demand in many of its markets and for conditions to become increasingly more competitive. It expects to utilize leasing incentives as well as increased advertising and aggressive marketing to improve occupancy and, accordingly, estimates a decline in same store revenue of 2-3% from that of 2008. Property operating costs are projected to grow by 1–2%, resulting in a decline in same store NOI of 2-4%.

The Company has curtailed its expansion and enhancement program and, until market conditions significantly improve, will defer its planned 2009 expenditures of $50 million. It has an estimated total of $8 million of commitments outstanding on construction projects remaining to be completed in 2009.

At present, the Company does not have any properties under contract and does not expect to actively pursue the purchase of additional facilities while the capital markets remain unstable. Approximately $5 million of additional capital remains committed by the Company as its share of the equity for the Joint Venture formed in 2008.

General and administrative expenses are not expected to increase significantly in 2009.

At March 31, 2009, all but $23 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

Management expects funds from operations for the second quarter of 2009 to be approximately $.73 to $.75 per share, and between $3.00 and $3.08 for the year 2009.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, and in Section 21E of the Securities Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 7, 2009. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 385 self-storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2009	2008
Assets
Investment in storage facilities:
Land	$240,525	$240,525
Building, equipment and construction in progress	1,155,454	1,148,676
	1,395,979	1,389,201
Less: accumulated depreciation	(225,009)	(216,644)
Investment in storage facilities, net	1,170,970	1,172,557
Cash and cash equivalents	7,416	4,486
Accounts receivable	1,842	2,971
Receivable from related parties	-	14
Receivable from joint ventures	183	336
Investment in joint ventures	20,010	20,111
Prepaid expenses	3,626	4,691
Intangible asset - in-place customer leases (net of accumulated amortization of $5,305 in 2009 and $5,160 in 2008)	144	289
Other assets	6,843	7,171
Total Assets	$1,211,034	$1,212,626

Liabilities
Line of credit	$23,000	$14,000
Term notes	500,000	500,000
Accounts payable and accrued liabilities	18,532	23,979
Deferred revenue	5,747	5,659
Fair value of interest rate swap agreements	25,493	25,490
Accrued dividends	14,136	14,090
Mortgages payable	108,777	109,261
Total Liabilities	695,685	692,479

Noncontrolling redeemable Operating Partnership Units at redemption value	8,433	15,118

Equity
Common stock	233	232
Additional paid-in capital	668,402	666,633
Accumulated deficit	(122,523)	(122,581)
Accumulated other comprehensive loss	(25,103)	(25,162)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	493,834	491,947
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	506,916	505,029
Total Liabilities and Equity	$1,211,034	$1,212,626

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	March 31, 2009	March 31, 2008

Revenues
Rental income	$47,660	$48,057
Other operating income	1,575	1,562
Management and acquisition fee income	311	-
Total operating revenues	49,546	49,619

Expenses
Property operations and maintenance	13,438	13,795
Real estate taxes	5,144	4,740
General and administrative	4,387	4,125
Depreciation and amortization	8,396	8,072
Amortization of in-place customer leases	145	529
Total operating expenses	31,510	31,261

Income from operations	18,036	18,358

Other income (expense)
Interest expense (including amortization of financing fees of $315 in 2009 and $273 in 2008)	(9,979)	(8,955)
Interest income	33	92
Equity in income of joint ventures	30	12

Income from continuing operations	8,120	9,507
Income from discontinued operations	-	82
Consolidated net income	8,120	9,589
Less: net income attributable to noncontrolling interests	(485)	(636)
Net income attributable to controlling interests	$7,635	$8,953

Earnings per common share attributable to controlling interest - basic
Continuing operations	$0.35	$0.41
Discontinued operations	0.00	0.00
Earnings per common share - basic	$0.35	$0.41

Earnings per common share attributable to controlling interest - diluted
Continuing operations	$0.35	$0.41
Discontinued operations	0.00	0.00
Earnings per common share - diluted	$0.35	$0.41

Common shares used in basic earnings per share calculation	21,969,065	21,647,366

Common shares used in diluted earnings per share calculation	21,972,360	21,664,445

Dividends declared per common share	$0.6400	$0.6300

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	March 31, 2009	March 31, 2008

Net income attributable to controlling interests	$7,635	$8,953
Net income attributable to noncontrolling interests	485	636
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	8,541	8,647
Depreciation and amortization from unconsolidated joint ventures	208	15
Funds from operations allocable to noncontrolling interest in Operating Partnership	(309)	(339)
Funds from operations allocable to noncontrolling interest in consolidated joint ventures	(340)	(462)
Funds from operations available to common shareholders	16,220	17,450
FFO per share - diluted	$0.74	$0.81

Common shares - diluted	21,972,360	21,664,445

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2)	January 1, 2009	January 1, 2008
	to	to	Percentage
(dollars in thousands)	March 31, 2009	March 31, 2008	Change

Revenues:
Rental income	$47,158	$47,769	-1.3%
Other operating income	1,505	1,561	-3.6%
Total operating revenues	48,663	49,330	-1.4%

Expenses:
Property operations and maintenance	13,316	13,725	-3.0%
Real estate taxes	5,116	4,722	8.3%
Total operating expenses	18,432	18,447	-0.1%

Operating income	$30,231	$30,883	-2.1%

(2) Includes the 357 stores owned and/or managed by the Company for the entire periods presented.

Same Store Revenues by State (2)	January 1, 2009	January 1, 2008
	to	to	Percentage
(dollars in thousands)	March 31, 2009	March 31, 2008	Change

Alabama	2,540	2,600	-2.3%
Arizona	1,202	1,247	-3.6%
Connecticut	1,055	1,122	-6.0%
Florida	7,465	8,121	-8.1%
Georgia	3,049	3,288	-7.3%
Louisiana	1,991	1,899	4.8%
Maine	265	274	-3.3%
Maryland	470	487	-3.5%
Massachusetts	1,930	1,947	-0.9%
Michigan	557	533	4.5%
Mississippi	1,389	1,420	-2.2%
Missouri	1,030	1,048	-1.7%
New Hampshire	518	509	1.8%
New York	4,385	4,287	2.3%
North Carolina	1,590	1,624	-2.1%
Ohio	1,983	2,020	-1.8%
Pennsylvania	698	707	-1.3%
Rhode Island	441	481	-8.3%
South Carolina	893	913	-2.2%
Tennessee	489	532	-8.1%
Texas	12,521	11,989	4.4%
Virginia	2,202	2,282	-3.5%

Total same store	$48,663	$49,330	-1.4%

OTHER DATA	Same Store (2)		All Stores
	2009	2008	2009	2008

Weighted average quarterly occupancy	79.5%	81.0%	79.3%	81.0%

Occupancy at March 31	79.0%	80.7%	78.9%	80.7%

Rent per occupied square foot	$10.45	$10.43	$10.57	$10.50

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the three months ended March 31, 2009:

Beginning balance	$1,389,201
Property acquisitions	-
Improvements and equipment additions:
Expansions	5,049
Roofing, paving, painting, and equipment:
Stabilized stores	1,580
Recently acquired and joint venture stores	80
Change in construction in progress (Total CIP $14.1 million)	110
Dispositions	(41)
Storage facilities at cost at period end	$1,395,979

	March 31, 2009	March 31, 2008

Common shares outstanding at March 31	22,086,901	21,801,855
Operating Partnership Units outstanding at March 31	419,952	422,527

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850